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                                                                       Exhibit 4


                          ACKNOWLEDGMENT AND AGREEMENT
            TO THE AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

         WHEREAS, pursuant to a Participation Warrant Agreement, Delta Air Lines, Inc. ("Delta") received a warrant to purchase 18,619,402 shares of common stock (as adjusted for the 1.25 for 1 stock split effected March 26,1999), par value $.008 per share (the "Shares"), of priceline.com Incorporated, a Delaware corporation (the "Company"); and

         WHEREAS, Delta wishes to receive certain registration rights with respect to such Shares; and

         WHEREAS, Delta has reviewed a copy of that certain Amended and Restated Registration Rights Agreement, dated as of December 8, 1998 (the "Agreement"), among the Company, General Atlantic Partners 48, L.P., GAP Coinvestment Partners, L.P., General Atlantic Partners 50, L.P. and the stockholders named therein and has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and Delta is thoroughly familiar with its terms.

         NOW, THEREFORE, in consideration of the mutual premises contained herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Delta hereby acknowledges and agrees as follows: (i) Delta has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and Delta is thoroughly familiar with its terms, (ii) the Shares are subject to terms and conditions set forth in the Agreement, (iii) Delta does hereby agree fully to be bound by the Agreement as a "Demand Stockholder" (as therein defined), and upon the execution and delivery of this Acknowledgment and Agreement by the Company, Delta shall have all the rights and obligations under the Agreement as a Demand Stockholder, and (iv) Delta does hereby name Edward H. West to serve as its representative under the Agreement.

         The Company hereby represents and warrants to Delta that the Board of Directors of the Company has duly approved Delta as "Demand Stockholder" as is required by the Agreement.

         This 16th day of July, 1999.

Acknowledged and agreed:
PRICELINE.COM INCORPORATED            DELTA AIR LINES, INC.

By   /s/ Paul Francis                 By:   /s/ Edward H. West
  ------------------------------         --------------------------------------
   Name:  Paul Francis                   Name: Edward H. West
   Title:                                Title: Sr. Vice President -- Strategy
                                                and Business Development